EXHIBIT III


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each of Telecom Italia S.p.A. and Telecom Italia International N.V. constitutes and appoints Loris Bisone, general counsel of Olivetti S.p.A., with full power to act alone) as its true and lawful attorney-in-fact and agent, (with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any or all amendments to the Schedule 13G relating to the direct and/or beneficial ownership interest of Olivetti S.p.A., Telecom Italia S.p.A. and Telecom Italia International N.V. in Telekom Austria AG (the "Schedule 13G") and to file the same, with all exhibits thereto and all other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, and hereby ratifies and confirms all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     This power of attorney may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same power of attorney.

     Dated:       February 10, 2003



     TELECOM ITALIA S.p.A.


     By:     /s/ Aldo Cappuccio
             ---------------------------
     Name:   Aldo Cappuccio
     Title:  Corporate and Legal Affairs Group Senior
             Vice President


     TELECOM ITALIA INTERNATIONAL N.V.


     By:      /s/ Carlo Baldizzone
             ---------------------------
     Name:    Carlo Baldizzone
     Title:   CEO